Filed pursuant to Rule 424(b)(5)
Registration No. 333-195378
Registration No. 333-197684

Prospectus Supplement No. 2

(To prospectus dated July 28, 2014)

6,880,333 Shares of Common Stock issuable upon the

exercise of the 6,880,333 outstanding Class A Warrants issued in our Initial Public Offering,

3,440,167 Shares of Common Stock issuable upon the

exercise of the 6,880,333 Class B Warrants issued in our Initial Public Offering and

206,410 Shares of Common Stock issuable upon the

exercise of the Representative’s Warrant issued in our Initial Public Offering

This prospectus supplement supplements the prospectus dated July 28, 2014 relating to the offering of shares of common stock of ContraFect Corporation (the “Company,” “we,” “us” or “our”) that are underlying the Class A Warrants, the Class B Warrants and the Representative’s Warrant that we issued in our initial public offering, which closed on August 1, 2014. The shares of common stock underlying the Class A Warrants, the Class B Warrants and the Representative’s Warrant include (i) 6,880,333 shares issuable upon the exercise of 6,880,333 outstanding Class A Warrants, (ii) 3,440,167 shares issuable upon the exercise of 6,880,333 Class B Warrants and (iii) 206,410 shares issuable upon the exercise of the Representative’s Warrant.

Each outstanding Class A Warrant is exercisable for one share of common stock and each Class B Warrant is exercisable for one-half share of common stock. The Representative’s Warrant may be exercised in whole or in part. The Class A Warrants are exercisable at an exercise price of $4.80 per share on or before January 31, 2017. The Class B Warrants are exercisable at an exercise price of $4.00 per full share on or before October 31, 2015. The Representative’s Warrant is exercisable at an exercise price of $7.50 per share on or before July 28, 2019.

This prospectus supplement incorporates into our prospectus the information contained in our attached quarterly report on Form 10-Q/A, which was filed with the Securities and Exchange Commission on October 9, 2014.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

The shares of our common stock, the Class A Warrants and the Class B Warrants are listed on the NASDAQ Capital Market under the symbols “CFRX”, “CFRXW” and “CFRXZ”, respectively.

Investing in these securities involves a high degree of risk. See “Risk Factors” on page 13 of the prospectus for a discussion of information that should be carefully considered in connection with an investment in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 16, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q/A

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2014

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number 001-36577

ContraFect Corporation

(Exact name of registrant as specified in its charter)

Delaware	39-2072586
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

28 Wells Avenue, 3rd Floor, Yonkers, NY	10701
(Address of principal executive offices)	(Zip Code)

(914) 207-2300

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    ☐  Yes    ☒  No

Indicate by check mark whether the Registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    ☒  Yes    ☐  No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The number of shares of the registrant’s Common Stock outstanding as of September 11, 2014 was 20,079,342.

Explanatory Note

The sole purpose of this Amendment to our Quarterly Report on Form 10-Q for the period ended June 30, 2014, is to furnish Exhibit 101, which provides certain items from the report in eXtensible Business Reporting Language (“XBRL”), within 30 days of the original filing date of the report, as permitted by Rule 405(a)(2)(ii) of Regulation S-T (17 C.F.R. § 232.405). We have made no other changes to the report, and this amendment does not reflect any events subsequent to the original filing, nor modify or update the report’s disclosures in any way.

PART II—OTHER INFORMATION

ITEM 6. EXHIBITS

Exhibit No.	Description
31.1	Certification of the Company’s Principal Executive pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, with respect to the registrant’s report on Form 10-Q for the quarter ended June 30, 2014*

31.2	Certification of the Company’s Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, with respect to the registrant’s report on Form 10-Q for the quarter ended June 30, 2014*

32.1	Certification of the Company’s Principal Executive and Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*

101.INS	XBRL Instance Document**

101.SCH	XBRL Taxonomy Extension Schema Document**

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document**

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document**

101.LAB	XBRL Taxonomy Extension Label Linkbase Document**

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document**

*	These exhibits were previously included in ContraFect Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, filed with the Securities and Exchange Commission on September 11, 2014.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ContraFect Corporation

Date: October 9, 2014	By:	/s/ Julia P. Gregory
Julia P. Gregory
Chief Executive Officer

Date: October 9, 2014	By:	/s/ Michael Messinger
Michael Messinger
Chief Accounting Officer